Exhibit 99.1

Palomar Holdings, Inc. Reports Third Quarter 2021 Results

LA JOLLA, Calif. (Nov 3, 2021) — Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or “Company”) reported net income of $0.2 million, or $0.01 per diluted share, for the third quarter of 2021 as compared to a net loss of $15.7 million, or $0.62 per diluted share, for the third quarter of 2020. Adjusted net income(1) was $1.7 million, or $0.07 per diluted share, for the third quarter of 2021 as compared to an adjusted net loss of $15.2 million, or $0.60 per diluted share, for the third quarter of 2020.

The Company reported net income of $29.2 million, or $1.12 per diluted share, for the nine months ended September 30, 2021, as compared to $8.1 million, or $0.32 per diluted share, for the nine months ended September 30, 2020. Adjusted net income(1) was $34.2 million, or $1.31 per diluted share for the nine months ended September 30, 2021, as compared to $10.1 million, or $0.40 per diluted share, for the nine months ended September 30, 2020.

Third Quarter 2021 Highlights

●	Gross written premiums increased by 47.9% to $152.3 million compared to $103.0 million in the third quarter of 2020
●	Net income of $0.2 million compared to a net loss of $15.7 million in the third quarter of 2020
●	Adjusted net income(1) of $1.7 million compared to an adjusted net loss of $15.2 million in the third quarter of 2020
●	Total loss ratio of 44.0% compared to 97.7% in the third quarter of 2020
●	Catastrophe loss ratio(1) of 27.0% compared to 86.9% in the third quarter of 2020
●	Combined ratio of 102.8% compared to 157.1% in the third quarter of 2020
●	Adjusted combined ratio excluding catastrophe losses(1) of 73.2%, compared to 68.9% in the third quarter of 2020
●	Annualized return on equity of 0.3%, compared to negative 17.0% in the third quarter of 2020
●	Annualized adjusted return on equity(1) of 1.8%, compared to negative 16.5% in the third quarter of 2020

(1)See discussion of “Non-GAAP and Key Performance Indicators” below.

“Our third quarter results demonstrated continued execution of Palomar’s commitment to building a market leading specialty insurer,” commented Mac Armstrong, Chairman and Chief Executive Officer. “The quarter’s results are highlighted by year-over-year gross written premium increases of 48% most notably in our surplus lines, or E&S operation, which delivered $41.4 million of gross written premium and 22% sequential growth.  Additionally, our core earthquake business grew at a healthy rate of 32% as our innovative products continued to capitalize on attractive market conditions. While our results reflect the impact of catastrophe losses from Hurricanes Ida and Nicholas as well as a single excess liability policy shock loss, we take solace in the fact that approximately 61% of the gross losses from these events came from discontinued lines of business and are non-recurring in nature. It is also worth noting those discontinued operations contributed 34% of our gross attritional losses in the quarter.

  Mr. Armstrong added, “Importantly, we embarked upon several initiatives during the quarter that will translate into profitable growth into 2022 and beyond. One such example is our entrance into the fronting sector of the U.S. insurance market, where we are partnering with reinsurers, insurance carriers, and managing general agents to design customized insurance programs. Our PLMR-FRONT initiative provides us access and deeper reach into attractive markets, high leverage of our talent and capital, and generates recurring fee income. Beyond PLMR-FRONT, we launched new products and made several terrific additions to our team who will broaden our product suite and addressable market.”

Underwriting Results

Gross written premiums increased 47.9% to $152.3 million compared to $103.0 million in the third quarter of 2020, while net earned premiums increased 54.0% compared to the prior year’s third quarter. Losses and loss adjustment expenses for the third quarter were $28.5 million due to attritional losses of $11.0 million and catastrophe losses of $17.5 million. The third quarter catastrophe loss results include Hurricanes Ida and Nicholas, the PG&E excess liability loss, and were partially offset by favorable prior period development.

The loss ratio for the quarter was 44.0%, comprised of a catastrophe loss ratio of 27.0%(1) and an attritional loss ratio of 17.0%, compared to a loss ratio of 97.7% during the same period last year comprised of a catastrophe loss ratio of 86.9%(1) and an attritional loss ratio of 10.8%. Non-catastrophe losses increased mainly due to growth of lines of business subject to attritional losses such as Specialty Homeowners, Flood, and Inland Marine.

Underwriting loss(1) was approximately $1.8 million resulting in a combined ratio of 102.8% compared to underwriting loss of $24.0 million and a combined ratio of 157.1% during the same period last year. The Company’s adjusted combined ratio excluding catastrophe losses(1)  was 73.2% in the third quarter compared to 68.9% during the same period last year.

Investment Results

Net investment income increased by 4.6% to $2.2 million compared to $2.1 million in the prior year’s third quarter. The year-over-year increase was primarily due to a higher average balance of investments held during the three months ended September 30, 2021, offset by lower yields on invested assets.  Funds are generally invested in high quality securities, including government agency, asset and mortgage-backed securities, municipal and corporate bonds with an average credit quality of “A2/A”. The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 4.04 years at September 30, 2021. Cash and invested assets totaled $467.0 million at September 30, 2021. During the current year third quarter, the Company recognized realized and unrealized losses of $0.3 million due to unrealized losses on equity securities as compared to realized and unrealized gains of $0.02 million in last year’s third quarter.

Tax Rate

The effective tax rate for the three months ended September 30, 2021 was negative 101.6% compared to 28.2% for the three months ended September 30, 2020.  For both periods, the effective tax rate differed from the statutory rate primarily due to the tax impact of the permanent component of employee stock option exercises.

Stockholders’ Equity and Returns

Stockholders' equity was $377.8 million at September 30, 2021, compared to $363.7 million at December 31, 2020. For the three months ended September 30, 2021, the Company’s annualized return on equity was 0.3% compared to negative 17.0% for the same period last year while annualized adjusted return on equity was 1.8% compared to negative 16.5% for the same period last year.

The Company did not repurchase any of its shares during the current quarter relating to its previously announced $40 million share purchase authorization. For the current year to date, the Company has repurchased approximately $15.8 million or 239,000 shares of its common stock.

Fourth quarter 2021 Outlook

For the fourth quarter of 2021, the Company expects to achieve adjusted net income of $17.0 million to $18.5 million, excluding any losses from a catastrophe.

Conference Call

As previously announced, Palomar will host a conference call November 4, 2021, to discuss its third quarter 2021 results at 12:00 p.m. (Eastern Time). The conference call can be accessed by dialing 1-877-423-9813 (domestic) or 1-201-689-8573 (international) and asking for the Palomar Third Quarter 2021 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13723673. The telephonic replay will be available until 11:59 pm (Eastern Time) on November 11, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at http://ir.plmr.com/.  The online replay will remain available for a limited time beginning immediately following the call.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company. Palomar is an innovative insurer that focuses on the provision of specialty insurance for residential and commercial clients. Palomar’s underwriting and analytical expertise allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, hurricane and flood insurance. Palomar’s insurance subsidiaries, Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., and Palomar Excess and Surplus Insurance Company, have a financial strength rating of “A-” (Excellent) from A.M. Best.

To learn more, visit PLMR.com

Follow Palomar on Facebook, LinkedIn and Twitter: @PLMRInsurance

Non-GAAP and Key Performance Indicators

Palomar discusses certain key performance indicators, described below, which provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance.

Underwriting revenue is a non-GAAP financial measure defined as total revenue, excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of total revenue calculated in accordance with GAAP to underwriting revenue.

Underwriting income is a non-GAAP financial measure defined as income before income taxes excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of income before income taxes calculated in accordance with GAAP to underwriting income.

Adjusted net income is a non-GAAP financial measure defined as net income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. Palomar calculates the tax impact only on adjustments which would be included in calculating the Company’s income tax expense using the estimated tax rate at which the company received a deduction for these adjustments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of net income calculated in accordance with GAAP to adjusted net income.

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Adjusted return on equity is a non-GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of return on equity calculated using unadjusted GAAP numbers to adjusted return on equity.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses, to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of acquisition and other underwriting expenses, net of commission and other income to net earned premiums.

Combined ratio is defined as the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Adjusted combined ratio is a non-GAAP financial measure defined as the sum of the loss ratio and the expense ratio calculated excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio.

Diluted adjusted earnings per share is a non-GAAP financial measure defined as adjusted net income divided by the weighted-average common shares outstanding for the period, reflecting the dilution which could occur if equity-based awards are converted into common share equivalents as calculated using the treasury stock method. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of diluted earnings per share calculated in accordance with GAAP to diluted adjusted earnings per share.

Catastrophe loss ratio is a non-GAAP financial measure defined as the ratio of catastrophe losses to net earned premiums. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of loss ratio calculated using unadjusted GAAP numbers to catastrophe loss ratio.

Adjusted combined ratio excluding catastrophe losses is a non-GAAP financial measure defined as adjusted combined ratio excluding the impact of catastrophe losses.  See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio excluding catastrophe losses.

Tangible stockholders’ equity is a non-GAAP financial measure defined as stockholders’ equity less intangible assets. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of stockholders’ equity calculated in accordance with GAAP to tangible stockholders’ equity.

Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact

Media Inquiries

Bill Bold

1-619-890-5972

bbold@plmr.com

Investor Relations

Jamie Lillis

1-203-428-3223

investors@plmr.com

Source: Palomar Holdings, Inc.

Summary of Operating Results

The following table summarizes the Company’s results for the three months ended September 30, 2021 and 2020:

	Three months ended
	September 30,
	2021	2020	Change	% Change

	($ in thousands, except per share data)
Gross written premiums	$152,332	$102,967	$49,365	47.9%
Ceded written premiums	(58,073)	(41,570)	(16,503)	39.7%
Net written premiums	94,259	61,397	32,862	53.5%
Net earned premiums	64,720	42,020	22,700	54.0%
Commission and other income	1,018	816	202	24.8%
Total underwriting revenue (1)	65,738	42,836	22,902	53.5%
Losses and loss adjustment expenses	28,475	41,060	(12,585)	(30.7)%
Acquisition expenses	26,412	17,976	8,436	46.9%
Other underwriting expenses	12,652	7,805	4,847	62.1%
Underwriting income (loss) (1)	(1,801)	(24,005)	22,204	(92.5)%
Net investment income	2,236	2,138	98	4.6%
Net realized and unrealized gains (losses) on investments	(313)	24	(337)	(1,404.2)%
Income (loss) before income taxes	122	(21,843)	21,965	(100.6)%
Income tax expense	(124)	(6,158)	6,034	(98.0)%
Net income (loss)	$246	$(15,685)	$15,931	(101.6)%
Adjustments:
Stock-based compensation expense	1,525	551	974	176.8%
Amortization of intangibles	115	—	115	NM
Tax impact	(166)	(101)	(65)	NM
Adjusted net income (loss) (1)	$1,720	$(15,235)	$16,955	(111.3)%
Key Financial and Operating Metrics
Annualized return on equity	0.3%	(17.0)%
Annualized adjusted return on equity (1)	1.8%	(16.5)%
Loss ratio	44.0%	97.7%
Expense ratio	58.8%	59.4%
Combined ratio	102.8%	157.1%
Adjusted combined ratio (1)	100.2%	155.8%
Diluted earnings per share	$0.01	$(0.62)
Diluted adjusted earnings per share (1)	$0.07	$(0.60)
Catastrophe losses	$17,487	$36,512
Catastrophe loss ratio (1)	27.0%	86.9%
Adjusted combined ratio excluding catastrophe losses (1)	73.2%	68.9%
NM- not meaningful

(1)- Indicates Non-GAAP financial measure- see above for definition of Non-GAAP financial measures and see below for reconciliation of Non-GAAP financial measures to their most directly comparable measures prepared in accordance with GAAP.

The following table summarizes the Company’s results for the nine months ended September 30, 2021 and 2020:

	Nine months ended
	September 30,
	2021	2020	Change	% Change

	($ in thousands, except per share data)
Gross written premiums	$385,267	$258,268	$126,999	49.2%
Ceded written premiums	(153,005)	(101,264)	(51,741)	51.1%
Net written premiums	232,262	157,004	75,258	47.9%
Net earned premiums	165,988	116,145	49,843	42.9%
Commission and other income	2,735	2,492	243	9.8%
Total underwriting revenue (1)	168,723	118,637	50,086	42.2%
Losses and loss adjustment expenses	31,288	46,901	(15,613)	(33.3)%
Acquisition expenses	68,150	45,909	22,241	48.4%
Other underwriting expenses	39,438	24,732	14,706	59.5%
Underwriting income (1)	29,847	1,095	28,752	2,625.8%
Net investment income	6,649	6,287	362	5.8%
Net realized and unrealized gains (losses) on investments	(752)	1,243	(1,995)	(160.5)%
Income before income taxes	35,744	8,625	27,119	314.4%
Income tax expense	6,529	523	6,006	1,148.4%
Net income	$29,215	$8,102	$21,113	260.6%
Adjustments:
Expenses associated with transactions and stock offerings	411	708	(297)	NM
Stock-based compensation expense	3,370	1,457	1,913	131.3%
Amortization of intangibles	704	—	704	NM
Expenses associated with catastrophe bond, net of rebate	1,698	399	1,299	NM
Tax impact	(1,156)	(534)	(622)	NM
Adjusted net income (1)	$34,242	$10,132	$24,110	238.0%
Key Financial and Operating Metrics
Annualized return on equity	10.5%	3.7%
Annualized adjusted return on equity (1)	12.3%	4.7%
Loss ratio	18.8%	40.4%
Expense ratio	63.2%	58.7%
Combined ratio	82.0%	99.1%
Adjusted combined ratio (1)	78.3%	96.8%
Diluted earnings per share	$1.12	$0.32
Diluted adjusted earnings per share (1)	$1.31	$0.40
Catastrophe losses	$6,719	$36,512
Catastrophe loss ratio (1)	4.0%	31.4%
Adjusted combined ratio excluding catastrophe losses (1)	74.2%	65.4%
NM- not meaningful

(1)- Indicates Non-GAAP financial measure- see above for definition of Non-GAAP financial measures and see below for reconciliation of Non-GAAP financial measures to their most directly comparable measures prepared in accordance with GAAP.

Condensed Consolidated Balance sheets

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except shares and par value data)

	September 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Investments:
Fixed maturity securities available for sale, at fair value (amortized cost: $397,955 in 2021; $381,279 in 2020)	$408,046	$397,987
Equity securities, at fair value (cost: $17,829 in 2021; $22,291 in 2020)	17,358	24,322
Total investments	425,404	422,309
Cash and cash equivalents	41,405	33,538
Restricted cash	229	248
Accrued investment income	2,506	2,545
Premium receivable	75,543	48,842
Deferred policy acquisition costs	53,995	35,481
Reinsurance recoverable on unpaid losses and loss adjustment expenses	129,044	94,566
Reinsurance recoverable on paid losses and loss adjustment expenses	54,431	10,162
Ceded unearned premiums	42,949	35,031
Prepaid expenses and other assets	40,212	34,119
Property and equipment, net	578	739
Intangible assets, net	10,512	11,512
Total assets	$876,808	$729,092
Liabilities and stockholders' equity
Liabilities:
Accounts payable and other accrued liabilities	$21,551	$20,730
Reserve for losses and loss adjustment expenses	175,687	129,036
Unearned premiums	257,667	183,489
Ceded premium payable	32,426	22,233
Funds held under reinsurance treaty	7,282	4,515
Deferred tax liabilities, net	4,418	5,376
Total liabilities	499,031	365,379
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 25,415,299 and 25,525,796 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	3	3
Additional paid-in capital	316,352	310,507
Accumulated other comprehensive income	8,102	13,246
Retained earnings	53,320	39,957
Total stockholders' equity	377,777	363,713
Total liabilities and stockholders' equity	$876,808	$729,092

Condensed Consolidated Income Statement

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues:
Gross written premiums	$152,332	$102,967	$385,267	$258,268
Ceded written premiums	(58,073)	(41,570)	(153,005)	(101,264)
Net written premiums	94,259	61,397	232,262	157,004
Change in unearned premiums	(29,539)	(19,377)	(66,274)	(40,859)
Net earned premiums	64,720	42,020	165,988	116,145
Net investment income	2,236	2,138	6,649	6,287
Net realized and unrealized gains (losses) on investments	(313)	24	(752)	1,243
Commission and other income	1,018	816	2,735	2,492
Total revenues	67,661	44,998	174,620	126,167
Expenses:
Losses and loss adjustment expenses	28,475	41,060	31,288	46,901
Acquisition expenses	26,412	17,976	68,150	45,909
Other underwriting expenses	12,652	7,805	39,438	24,732
Total expenses	67,539	66,841	138,876	117,542
Income (loss) before income taxes	122	(21,843)	35,744	8,625
Income tax expense	(124)	(6,158)	6,529	523
Net income (loss)	246	(15,685)	29,215	8,102
Other comprehensive income, net:
Net unrealized gains (losses) on securities available for sale for the three and nine months ended September 30, 2021 and 2020, respectively	(1,655)	909	(5,144)	5,752
Net comprehensive income (loss)	$(1,409)	$(14,776)	$24,071	$13,854
Per Share Data:
Basic earnings per share	$0.01	$(0.62)	$1.15	$0.33
Diluted earnings per share	$0.01	$(0.62)	$1.12	$0.32

Weighted-average common shares outstanding:
Basic	25,388,630	25,492,274	25,473,006	24,654,722
Diluted	26,043,680	25,492,274	26,133,664	25,384,518

Underwriting Segment Data

The Company has a single reportable segment and offers primarily earthquake, wind, inland marine, and flood insurance products. Gross written premiums (GWP) by product and location are presented below:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020

	($ in thousands)				($ in thousands)
		% of		% of		% of		% of
	Amount	GWP	Amount	GWP	Amount	GWP	Amount	GWP
Product
Residential Earthquake	$50,075	32.9%	$40,507	39.3%	$128,165	33.3%	$103,503	40.1%
Commercial Earthquake	27,433	18.0%	18,061	17.5%	66,052	17.1%	40,727	15.8%
Specialty Homeowners	19,881	13.1%	17,048	16.6%	53,018	13.8%	38,461	14.9%
Inland Marine	19,532	12.8%	4,406	4.3%	39,047	10.1%	9,747	3.8%
Hawaii Hurricane	8,996	5.9%	4,360	4.2%	22,921	5.9%	10,296	4.0%
Commercial All Risk	6,867	4.5%	12,467	12.1%	30,032	7.8%	39,765	15.4%
Residential Flood	3,228	2.1%	2,170	2.1%	8,377	2.2%	5,728	2.2%
Other	16,320	10.7%	3,948	3.9%	37,655	9.8%	10,041	3.8%
Total Gross Written Premiums	$152,332	100.0%	$102,967	100.0%	$385,267	100.0%	$258,268	100.0%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020

	($ in thousands)				($ in thousands)
		% of		% of		% of		% of
	Amount	GWP	Amount	GWP	Amount	GWP	Amount	GWP
State
California	$72,505	47.6%	$52,960	51.4%	$180,142	46.8%	$124,131	48.1%
Texas	19,715	13.0%	20,460	19.9%	48,142	12.5%	55,047	21.3%
Hawaii	10,342	6.8%	5,097	5.0%	26,312	6.8%	11,990	4.6%
Florida	7,203	4.7%	685	0.7%	24,958	6.5%	685	0.3%
Washington	7,180	4.7%	4,340	4.2%	15,931	4.1%	10,002	3.9%
Oregon	3,964	2.6%	2,912	2.8%	9,686	2.5%	7,298	2.8%
North Carolina	3,719	2.4%	2,839	2.8%	11,871	3.1%	7,131	2.8%
Illinois	2,893	1.9%	1,575	1.5%	8,668	2.2%	4,416	1.7%
Other	24,811	16.3%	12,099	11.7%	59,557	15.5%	37,568	14.5%
Total Gross Written Premiums	$152,332	100.0%	$102,967	100.0%	$385,267	100.0%	$258,268	100.0%

During the three months ended September 30, 2021, PSIC accounted for $110.9 million or approximately 72.8% of our gross written premiums and PESIC accounted for $41.4 million or approximately 27.2% of our gross written premiums.

During the nine months ended September 30, 2021, PSIC accounted for $286.0 million or approximately 74.2% of our gross written premiums and PESIC accounted for $99.3 million or approximately 25.8% of our gross written premiums.

Gross and net earned premiums

The table below shows the amount of premiums the Company earned on a gross and net basis and the Company’s net earned premiums as a percentage of gross earned premiums for each period presented:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2021	2020	Change	% Change	2021	2020	Change	% Change

	($ in thousands)				($ in thousands)
Gross earned premiums	$117,276	$79,428	$37,848	47.7%	$311,088	$215,266	$95,822	44.5%
Ceded earned premiums	(52,556)	(37,408)	(15,148)	40.5%	(145,100)	(99,120)	(45,980)	46.4%
Net earned premiums	$64,720	$42,020	$22,700	54.0%	$165,988	$116,146	$49,842	42.9%

Net earned premium ratio	55.2%	52.9%			53.4%	54.0%

Loss detail

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2021	2020	Change	% Change	2021	2020	Change	% Change

	($ in thousands)				($ in thousands)
Catastrophe losses	$17,487	$36,512	$(19,025)	(52.1)	$6,719	$36,512	$(29,793)	(81.6)
Non-catastrophe losses	10,988	4,548	6,440	141.6%	24,569	10,389	14,180	136.5%
Total losses and loss adjustment expenses	$28,475	$41,060	$(12,585)	(30.7)%	$31,288	$46,901	$(15,613)	(33.3)%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Reserve for losses and LAE net of reinsurance recoverables at beginning of period	$23,633	$7,087	$34,470	$3,869
Add: Incurred losses and LAE, net of reinsurance, related to:
Current year	28,286	40,803	34,202	46,867
Prior years	189	257	(2,914)	34
Total incurred	28,475	41,060	31,288	46,901
Deduct: Loss and LAE payments, net of reinsurance, related to:
Current year	2,787	8,232	3,407	9,754
Prior years	2,678	375	15,708	1,476
Total payments	5,465	8,607	19,115	11,230
Reserve for losses and LAE net of reinsurance recoverables at end of period	46,643	39,540	46,643	39,540
Add: Reinsurance recoverables on unpaid losses and LAE at end of period	129,044	92,537	129,044	92,537
Reserve for losses and LAE gross of reinsurance recoverables on unpaid losses and LAE at end of period	$175,687	$132,077	$175,687	$132,077

Reconciliation of Non-GAAP Financial Measures

For the three and nine months ended September 30, 2021 and 2020, the Non-GAAP financial measures discussed above reconcile to their most comparable GAAP measures as follows:

Underwriting revenue

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Total revenue	$67,661	$44,998	$174,620	$126,167
Net investment income	(2,236)	(2,138)	(6,649)	(6,287)
Net realized and unrealized (gains) losses on investments	313	(24)	752	(1,243)
Underwriting revenue	$65,738	$42,836	$168,723	$118,637

Underwriting income (loss)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Income before income taxes	$122	$(21,843)	$35,744	$8,625
Net investment income	(2,236)	(2,138)	(6,649)	(6,287)
Net realized and unrealized gains (losses) on investments	313	(24)	752	(1,243)
Underwriting income (loss)	$(1,801)	$(24,005)	$29,847	$1,095

Adjusted net income (loss)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Net income (loss)	$246	$(15,685)	$29,215	$8,102
Adjustments:
Expenses associated with transactions and stock offerings	—	—	411	708
Stock-based compensation expense	1,525	551	3,370	1,457
Amortization of intangibles	115	—	704	—
Expenses associated with catastrophe bond, net of rebate	—	—	1,698	399
Tax impact	(166)	(101)	(1,156)	(534)
Adjusted net income (loss)	$1,720	$(15,235)	$34,242	$10,132

Annualized adjusted return on equity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

	($ in thousands)		($ in thousands)

Annualized adjusted net income	$6,880	$(60,940)	$45,656	$13,509
Average stockholders' equity	$377,260	$368,568	$370,745	$290,225
Annualized adjusted return on equity	1.8%	(16.5)%	12.3%	4.7%

Adjusted combined ratio

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

	($ in thousands)		($ in thousands)
Numerator: Sum of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses, net of commission and other income	$66,521	$66,025	$136,141	$115,050
Denominator: Net earned premiums	$64,720	$42,020	$165,988	$116,145
Combined ratio	102.8%	157.1%	82.0%	99.1%
Adjustments to numerator:
Expenses associated with transactions and stock offerings	$—	$—	$(411)	$(708)
Stock-based compensation expense	(1,525)	(551)	(3,370)	(1,457)
Amortization of intangibles	(115)	—	(704)	—
Expenses associated with catastrophe bond, net of rebate	—	—	(1,698)	(399)
Adjusted combined ratio	100.2%	155.8%	78.3%	96.8%

Diluted adjusted earnings per share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

	(in thousands, except per share data)		(in thousands, except per share data)

Adjusted net income (loss)	$1,720	$(15,235)	$34,242	$10,132
Weighted-average common shares outstanding, diluted	$26,043,680	25,492,274	26,133,664	25,384,518
Diluted adjusted earnings per share	$0.07	$(0.60)	$1.31	$0.40

Catastrophe loss ratio

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

	($ in thousands)		($ in thousands)
Numerator: Losses and loss adjustment expenses	$28,475	$41,060	$31,288	$46,901
Denominator: Net earned premiums	$64,720	$42,020	$165,988	$116,145
Loss ratio	44.0%	97.7%	18.8%	40.4%

Numerator: Catastrophe losses	$17,487	$36,512	$6,719	$36,512
Denominator: Net earned premiums	$64,720	$42,020	$165,988	$116,145
Catastrophe loss ratio	27.0%	86.9%	4.0%	31.4%

Adjusted combined ratio excluding catastrophe losses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

	($ in thousands)		($ in thousands)
Numerator: Sum of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses, net of commission and other income	$66,521	$66,025	$136,141	$115,050
Denominator: Net earned premiums	$64,720	$42,020	$165,988	$116,145
Combined ratio	102.8%	157.1%	82.0%	99.1%
Adjustments to numerator:
Expenses associated with transactions and stock offerings	$—	$—	$(411)	$(708)
Stock-based compensation expense	(1,525)	(551)	(3,370)	(1,457)
Amortization of intangibles	(115)	—	(704)	—
Expenses associated with catastrophe bond, net of rebate	—	—	(1,698)	(399)
Catastrophe losses	(17,487)	(36,512)	(6,719)	(36,512)
Adjusted combined ratio excluding catastrophe losses	73.2%	68.9%	74.2%	65.4%

Tangible Stockholders’ equity

	September 30,	December 31,
	2021	2020

	(in thousands)
Stockholders' equity	$377,777	$363,713
Intangible assets	(10,512)	(11,512)
Tangible stockholders' equity	$367,265	$352,201